Exhibit 99.1

MICRO FOCUS INTERNATIONAL PLC

RULES OF THE MICRO FOCUS INTERNATIONAL PLC
INCENTIVE PLAN 2005

Directors’ Adoption:	27 April 2005

Shareholders’ Approval:	27 April 2005 and 25 September 2014

Expiry Date:	27 April 2025

Amended by the Committee	22 June 2006, 14 July 2006,
25 July 2006, 24 September 2009,
21 June 2011, 2 December 2013,
25 September 2014,1 July 2015,
12 December 2016, 6 July 2017,
29 August 2017[1], 20 October 2017[1]
and 28 September 2018[2]

HMRC Reference (Schedule 1 only):	X23077/EJM

1 Pursuant to an authority delegated by the Remuneration Committee on 18 August 2017
2 Pursuant to an authority delegated by the Remuneration Committee on 16 August 2018

Table of Contents

Contents		Page

1	Introduction	2

2	Definitions	2

3	Granting Awards	4

4	Terms of Awards to be set by Grantor	5

5	Form of Awards	6

6	Individual Limits	7

7	Plan limits	7

8	Normal Vesting of Awards	8

9	Leaving employment before Vesting Date and death	8

10	Takeovers and restructurings	10

11	Exchange of Awards	12

12	Tax	13

13	General	13

14	Changing the Plan and termination	17

15	Governing law and jurisdiction	18

16	Special terms for Forfeitable Shares	18

17	Special terms for Options	19

18	Special terms for Conditional Awards	22

Schedule 1 United Kingdom – Approved Options		24

Schedule 2 Provisions applicable to Participants in the United States		27

Schedule 3 Share Appreciation Rights		32

Schedule 4 Addendum for Israeli Participants		33

Schedule 5 Provisions applicable to Canadian Participants		38

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1	Introduction

This Plan is intended to give Members of the Group flexibility to grant to eligible employees a number of different types of awards – which would normally be granted under different plans – under one consistent set of rules.

So, an Award under the Plan can take the form of:

•	a Nil-Cost Option – which is a right to buy Shares following Vesting for nothing or a nominal amount;

•	a Conditional Award – which is a right to be given Shares on Vesting;

•	Forfeitable Shares – which are Shares transferred to the Participant at the time of Award, on the basis that they must be given back if the Award lapses; or

•
a Market Value Option – which is a right to buy Shares following Vesting at a price set by reference to the market value of the Shares at the time of Award. Because the value of these options depends on growth in the share price, these can be exercised for longer than Nil-Cost Options.

Grant and Vesting of all these types of Award work in similar ways but there are some differences in the mechanics of how they are granted and what happens when they Vest. These are set out in the separate sections for each type of Award.

The schedules allow for grants of particular types of Awards in a way which attracts favourable tax treatment or complies with special rules in various countries.

This introduction does not form part of the rules.

2	Definitions

In these rules:

“Acquiring Company” means a person who obtains Control of the Company;

“ADRs” means American Depositary Receipts, negotiable certificates issued by a US bank representing a specified number of Shares and which are traded on a US exchange;

“Admission” means the admission of Shares to the Official List of the United Kingdom Listing Authority;

“All-Employee Award” means an Award which is offered or granted:

(i)	by a Member of the Group to all or substantially all employees of that or any other Member of the Group on similar terms; or

(ii)	under an all-employee share plan; and

for these purposes, Awards may be offered or granted on similar terms even though the terms on which they are offered or granted may vary by reference to the employees’ remuneration, age, length of service or the country in which he works;

“Award” means a Conditional Award, an award of Forfeitable Shares, a Nil-Cost Option or a Market Value Option;

“Award Date” means the date which the Committee sets for the grant of an Award;

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“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Committee determines, any stock exchange nominated by the Committee on which the Shares are traded) is open for the transaction of business;

“Committee” means, subject to rule 10.4, the remuneration committee of the board of directors of the Company or any other committee or other body to whom the board of directors delegates some or all of their functions under these rules;

“Company” means Micro Focus International plc;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Control” has the meaning given to it by Section 840 of the Income and Corporation Taxes Act 1988;

“Dealing  Restrictions”  means  restrictions  imposed  by  statute,  order,  regulation  or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code;

“Director” means any director of the Company and any other person designated, from time to time, by the Committee;

“Forfeitable Share Agreement” means the agreement referred to in rule 16.1 (Granting an Award of Forfeitable Shares);

“Forfeitable Shares” means Shares held in the name of, or for the benefit of, a Participant subject to a Forfeitable Share Agreement;

“Grantor” means the Company or any other Member of the Group which grants Awards under the Plan;

“HMRC” means HM Revenue & Customs;

“ITEPA” means Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003;

“London Stock Exchange” means London Stock Exchange plc;

“Market Value Option” means an Option the Option Price of which is set by reference to the market value of a Share on or around the Award Date;

“Member of the Group” means:

(i)	the Company;

(ii)	its Subsidiaries from time to time; and

(iii)	any other company which is associated with the Company and is so designated by the Committee (for some or all purposes under the Plan);

“Model Code” means the UK Listing Authority Model Code for transactions in securities by directors, certain employees and persons connected with them;

“Nil-Cost Option” means an Option the Option Price of which is set at zero or by reference to the nominal value of a Share;

“Option” means a right to acquire Shares granted under the Plan;

“Option Price” means the amount payable on the exercise of an Option;

“Participant” means a person holding an Award or his personal representatives;

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“Performance   Condition”   means   any   performance   condition   imposed   under   rule  4.1(Performance Conditions);

“Performance Period” means the period in respect of which a Performance Condition is to be satisfied;

“Plan” means these rules known as “The Micro Focus International plc Incentive Plan 2005” as changed from time to time;

“Regulatory Information Service” means a service listed in schedule 12 to the UK Listing Authority Listing Rules;

“Shares” means, subject to rules 11, 17.2 and 18.1, fully paid ordinary shares in the capital of the Company representing those shares, including any shares represented by ADRs;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985;

“Vesting” means:

(i)	in relation to an Option, the Option becoming exercisable;

(ii)	in relation to a Conditional Award, a Participant becoming entitled to have the Shares issued or transferred to him subject to these rules; and

(iii)	in relation to Forfeitable Shares, the restrictions in the Forfeitable Share Agreement ceasing to have effect; and

“Vesting Date” means the date set by the Grantor under rule 4.3.4 and, if not set by the Grantor, shall be the third anniversary of the Award Date.

3	Granting Awards

3.1	Eligibility

The Company or any Member of the Group may grant an Award to any employee (including an executive director) of any Member of the Group. However, unless the Committee decides otherwise, an Award may not be granted to an employee who, on the Award Date, has given or received notice of termination of employment, whether or not such termination is lawful.

3.2	Approval of Committee

Awards may only be granted by a Member of the Group (other than the Company) with the approval of the Committee.

3.3	Awards by reference to a Participant’s investment in Shares

The Grantor may decide that the number of Shares subject to an Award will be determined by reference to:

3.3.1	the number of Shares held by or on behalf of the Participant on any date or dates set by the Grantor;

3.3.2	the number of Shares bought by or on behalf of the Participant within a period set by the Grantor; or

3.3.3	the gross equivalent of an amount invested by or on behalf of the Participant in Shares within a period set by the Grantor.

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3.4	Timing of grant

Awards may not be granted at any time after 27 April 2025 and may only be granted within 42 days starting on any of the following:

3.4.1	Admission;

3.4.2	the date of the Company’s annual general meeting;

3.4.3	the date of shareholder approval of the Plan or any amendment to it;

3.4.4	the day after the announcement of the Company’s results through a Regulatory Information Service for any period;

3.4.5	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards;

3.4.6	any day on which changes to the legislation or regulations affecting employee share plans are announced, effected or made; or

3.4.7	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

4	Terms of Awards to be set by Grantor

4.1	Performance Conditions

4.1.1
When granting an Award, the Grantor may make its Vesting conditional on the satisfaction of one or more conditions linked to the performance of the Company. A Performance Condition must be objective and specified at the Award Date and may provide that an Award will lapse to the extent it is not satisfied.

4.1.2	The Grantor may waive or change a Performance Condition in accordance with its terms or if anything happens which causes the Grantor reasonably to consider it appropriate.

4.1.3
If pursuant to rule 4.1.2 above, the Performance Condition is to be changed, the changed Performance Condition will, in the reasonable opinion of the Grantor, be not materially less difficult to satisfy than the unchanged Performance Condition would have been but for the event in question.

4.1.4	The Grantor shall act fairly and reasonably in waiving or changing a Performance Condition.

4.1.5	The Grantor need not make the Vesting of an All-Employee Award conditional on the satisfaction of any conditions linked to the performance of the Company.

4.2	Other conditions

4.2.1	The Grantor may impose other conditions when granting an Award. Any condition must be specified at the Award Date and may provide that an Award will lapse to the extent it is not satisfied.

4.2.2	The Grantor may waive or change a condition in accordance with its terms or in any way it sees fit.

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4.3	Other terms to be set on grant

When granting an Award, the Grantor will decide:

4.3.1	whether the Award is:

(iv)	an Award of Forfeitable Shares (see rule 16);

(v)	a Nil-Cost Option (see rule 17);

(vi)	a Market Value Option (see rule 17);

(vii)	a Conditional Award (see rule 18); or

(viii)	a combination of these;

4.3.2	subject to rules 6 and 8, the number of Shares subject to the Award;

4.3.3	the terms of any Performance Condition or other condition;

4.3.4
the Vesting Date, which must not be less than three years after the Award Date, unless in the opinion of the Committee the circumstances are exceptional, in which case it may be such earlier date as the Committee shall specify;

4.3.5	whether the Participant is entitled to receive any cash or shares in respect of dividends under rule 17.4 (for Options) or 18.3 (for Conditional Awards);

4.3.6	the Award Date;

4.3.7	in the case of an Option, the Option Price and the latest date on which the Option will lapse under rule 17.6.4; and

4.3.8	which, if any, of the schedules to these rules will apply to the Award.

These terms will be set out in the deed referred to in rule 5.1.

5	Form of Awards

5.1	Award certificates

Awards will be granted by deed.

Each Participant will be informed of the terms of his Award (to the extent not set out in the Plan) as soon as practicable after the Award Date. This may be done by giving the Participant the deed referred to above (or a copy of it) or in such other manner (including by electronic means) as the Company may allow.

An Award of Forfeitable Shares will be subject to the Forfeitable Share Agreement. See rule  16 for more information on how Awards of Forfeitable Shares are granted.

5.2	No payment

A Participant is not required to pay for the grant of any Award.

5.3	Disclaimer of Award

Any Participant may disclaim all or part of his Award on or before the 90th day after the Award  Date by notice in writing to any person nominated by the Grantor. If this happens, the Award  will be deemed never to have been granted under the Plan. A Participant is not required to pay for the disclaimer.

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5.4	No transfer of Awards

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If he does it will immediately lapse. This rule 5.4 does not apply:

5.4.1	to the transmission of an Award on the death of a Participant to his personal representatives; or

5.4.2	to the transfer of an Award, with the prior consent of the Committee, subject to any terms and conditions the Committee imposes.

6	Individual Limits

6.1	Two times salary limit for Awards

Subject to rule 6.2, an Award must not be granted to an employee if it would cause the Adjusted Market Value (as defined in rule 6.3) of Shares subject to Awards, valued on the relevant Award Date, granted to him in respect of that financial year under the Plan, to exceed two times basic salary for that financial year as at the Award Date.

6.2	Exceeding limits in exceptional circumstances

The limits in this rule may be exceeded if the Committee determines that exceptional circumstances make it desirable that Awards should be granted in excess of the limits.

6.3	Meaning of “Adjusted Market Value”

For the purposes of this rule 6, Adjusted Market Value means:

6.3.1
in the case of a Market Value Option, 50 per cent. of the closing middle market  quotation for the Shares subject to the Market Value Option (taken from the Daily Official List of the London Stock Exchange) on the Business Day immediately preceding the relevant Award Date; and

6.3.2
in the case of any other Award, the closing middle market quotation for a Share (taken from the Daily Official List of the London Stock Exchange) on the Business Day immediately preceding the relevant Award Date.

7	Plan limits

7.1	10 % in 10 years limit

Subject to 7.4 below, a Grantor must not grant an Award if the number of Shares committed  to be issued or transferred from treasury under that Award exceeds 10 per cent of the  ordinary share capital of the Company in issue immediately before that day, when added to:

7.1.1
the number of Shares which have been issued or transferred from treasury to satisfy  Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years; and

7.1.2
the number of Shares which are committed to be issued or transferred from treasury to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years.

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7.2	[Intentionally Blank]

7.3	UK Listing Authority Listing Rules

No Shares will be issued under the Plan if it would cause rule 3.18 (shares in public hands) of the UK Listing Authority Listing Rules to be breached.

7.4	Exclusion

7.4.1	Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in this rule 6.

7.4.2	Shares allocated before Admission are also ignored when calculating the limits in this rule 6.

7.4.3
For the avoidance of doubt, Shares acquired by market purchase by, or for the purpose of, an employee share plan, including Shares issued to an employee benefit trust, are ignored when calculating the limits in this rule 6.

8	Normal Vesting of Awards

8.1	Time of vesting

Except where rules 9 or 10 apply, an Award shall Vest on the latest of the following:

8.1.1	the date on which the Committee has determined the extent to which any Performance Condition is satisfied;

8.1.2	the Vesting Date; and

8.1.3	the date on which any Dealing Restriction which prevents Vesting on the dates specified above ceases to apply.

8.2	Determination of Performance Condition

As soon as reasonably practicable after the end of the Performance Period, the Committee will determine whether and to what extent any Performance Condition has been satisfied and how many Shares Vest for each Award.

8.3	Consequences of Vesting

The consequences of Vesting for each type of Award are set out:

8.3.1	for Forfeitable Shares, in rule 16.7;

8.3.2	for Options, in rule 17.5; and

8.3.3	for Conditional Awards, in rule 18.4.

9	Leaving employment before Vesting Date and death

9.1	General rule on leaving employment

Unless rule 9.2 applies, an Award will lapse on the date the Participant ceases to be an employee of a Member of the Group.

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9.2	Leaving employment in special circumstances

9.2.1	This rule 9.2.1 applies where a Participant ceases to be an employee of any Member of the Group by reason of:

(i)	redundancy, ill-health, injury or disability, as established to the satisfaction of the Company;

(ii)	death;

(iii)	the Participant’s employing company ceasing to be under the Control of the Company or a Member of the Group;

(iv)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group;

(v)	retirement at normal retirement age or early retirement with the agreement of the Company; or

(vi)	any other reason, if the Committee so decides in any particular case but, unless the Committee decides otherwise, in the case of an Award granted after 22 June 2006, this rule 9.2.1 shall not apply where the Participant ceases to be an employee of a Member of the Group less than 12 months after the Award Date.

9.2.2	Where rule 9.2.1 applies, a Participant’s Award will not lapse on cessation but:

(i)	will Vest on the date of cessation; or

(ii)	if the Committee so decides (in general or in any particular case) will continue in effect and Vest or lapse in accordance with its terms (other than this rule 9).

9.2.3	Where rule 9.2.2 applies (and subject to rule 9.2.4), the number of Shares in respect of which the Award Vests shall be reduced in accordance with the following formula:

a ×	b
c

where:

a	=	the number of Shares subject to the Award;

b	=
the number of completed (not partial) calendar months from the start of the Performance Period (or, if there is no Performance Condition, from the Award Date) until the date of cessation (see Rule 9.3); and

c	=
the number of calendar months from the start of the Performance Period (or, if there is no Performance Condition, from the Award Date) until the end of the Performance Period (or if there is no Performance Condition, the Vesting Date).

The Award shall immediately lapse as to the balance.

9.2.4
Where an Award is to Vest under rule 9.2.2(i), it will only Vest to the extent that any Performance Condition is satisfied on the date of cessation. Where it does so, the Committee will determine the extent to which the Performance Condition has been satisfied in the manner specified in the Performance Condition or, if this is not specified in the Performance Condition, in such manner as it considers reasonable. The Award will immediately lapse to the extent that the Performance Condition is not satisfied.

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9.2.5
The Committee must exercise any discretion provided for in rule 9.2.1 or 9.2.2 within 90 days after cessation of the relevant Participant’s employment and the Award will, subject to rule 9.2.2(ii), lapse or Vest (as appropriate) on the earlier of the date on which the discretion is exercised and the end of the 90 day period.

9.3	Meaning of “ceasing to be an employee”

9.3.1
For the purposes of this rule 9 and rule 17.6, a Participant will unless the Committee decides otherwise, be treated as ceasing to be an employee of a Member of the Group in relation to an Award granted after 22 June 2006, on the first to occur of the following:

(i)	the date on which the Participant ceases to be an employee of a Member of the Group;

(ii)	the date on which he gives or is given notice terminating his employment,

and “date of cessation” shall have a corresponding meaning.

9.3.2
A Participant will not be treated as ceasing to be an employee of a Member of the Group unless he ceases (or would, at the end of any notice period, cease) to be an employee or director of all Members of the Group or if he recommences employment with, or becomes a director of, a Member of the Group within 7 calendar days.

10	Takeovers and restructurings

10.1	Takeover

10.1.1
Where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares, an Award will Vest, subject to rule 10.1.3, on the date the person obtains Control. Unless the Committee decides otherwise, the Award will only Vest to the extent that any Performance Condition has been satisfied. The Award will lapse as to the balance.

10.1.2
Where an Award vests under rule 10.1.1, the Committee will determine the extent to which any Performance Condition has been satisfied in the manner specified in the Performance Condition or, if this is not specified in the Performance Condition, in such manner as it considers reasonable. In addition, unless the Committee decides otherwise, the extent to which an Award will Vest will be further reduced pro rata to reflect the early Vesting.

10.1.3	An Award will not Vest under rule 10.1.1 but will be exchanged under rule 11 (Exchange of Awards) if:

(i)	the Participant accepts an offer to exchange his Award; or

(ii)	the Committee, with the consent of the Acquiring Company, decides, before the person obtains Control, that the Awards will be automatically exchanged.

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10.2	Scheme of arrangement

10.2.1
If, under section 425 of the Companies Act 1985, a court sanctions a compromise or arrangement in connection with the acquisition of Shares, an Award will Vest on the date of court sanction but only to the extent that any Performance Condition has been satisfied, unless the Committee decides otherwise. The number of Shares in respect of which the Award Vests will also be reduced pro-rata to reflect the early Vesting, unless the Committee decides otherwise. The Award will lapse as to the balance. This rule 10.2 also applies where there is an equivalent procedure under any non-UK legislation.

10.2.2
Where an Award vests under rule 10.2.1, the Committee will determine the extent to which any Performance Condition has been satisfied in the manner specified in the Performance Condition or, if this is not specified in the Performance Condition, in such manner as it considers reasonable.

10.2.3	An Award will not Vest under rule 10.2.1 but will be exchanged under rule 11 (Exchange of Awards) if:

(i)	the Participant accepts an offer to exchange his Award; or

(ii)	the Committee, with the consent of the Acquiring Company, decides before court sanction, that the Awards will be automatically exchanged.

10.3	Demerger or other corporate event

10.3.1
If the Committee becomes aware that the Company is or is expected to be affected by any demerger, distribution (other than an ordinary dividend) or other transaction not falling within rules 10.1 (Takeover), or 10.2 (Scheme of arrangement) which, in the opinion of the Committee, would affect the current or future value of any Award, the Committee may allow an Award to Vest but only to the extent that any Performance Condition has been satisfied, unless the Committee decides otherwise, and subject to any other conditions the Committee may decide to impose. The number of Shares in respect of which the Award Vests will also be reduced pro-rata to reflect the early Vesting, unless the Committee decides otherwise. The Award will lapse as to the balance.

10.3.2
Where an Award Vests under rule 10.3.1, the Committee will determine the extent to which any Performance Condition has been satisfied in the manner specified in the Performance Condition or, if this is not specified in the Performance Condition, in such manner as it considers reasonable.

10.3.3	The Company will notify any Participant who is affected by the Committee exercising its discretion under this rule 10.3.

10.4	Composition of the Committee for this rule 10

In this rule 10, the “Committee” means those people who were members of the Committee immediately before the change of Control.

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10.5	Overseas transfer

If a Participant is transferred to work in another country and, as a result of that transfer, he would:

10.5.1	suffer a tax disadvantage in relation to his Award (this being shown to the satisfaction of the Committee); or

10.5.2
become subject to restrictions on his ability to deal with his Award or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on Vesting or exercise because of the security laws or exchange control laws of the country to which he is transferred, then, if the Participant continues to hold an office or employment with a Member of the Group, the Committee may decide that the Award will Vest on a date it chooses before or after the transfer takes effect. The Award will Vest to the extent the Committee permits.

11	Exchange of Awards

11.1	Timing of exchange

If an Award is to be exchanged under rule 10 (Takeovers and restructuring), the exchange will take place as soon as practicable after the relevant event.

11.2	Terms of exchange

Where a Participant is granted a new Award in exchange for an existing Award, the new Award:

11.2.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

11.2.2	subject to the rest of this rule 11, will be governed by the same terms as applied to the existing Award immediately before exchange;

11.2.3	must be equivalent to the existing Award, subject to rule 11.2.5;

11.2.4	will be treated as having been acquired at the same time as the existing Award and, subject to rule 11.2.5, will Vest in the same manner and at the same time;

11.2.5	must either:

(i)	be subject to a Performance Condition which is, in the opinion of the Committee, equivalent to any Performance Condition applying to the existing Award; or

(ii)
not be subject to any Performance Condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 10.1 or 10.2 (in which case, the Award will lapse as to the balance); and

11.2.6
will be governed by the Plan as if references to Shares were references to the shares over which the new Award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 11.2.1.

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12	Tax

12.1	Withholding of tax

The Company, the Grantor, any employing company or the trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of an Award. These arrangements may include the sale of Shares on behalf of a Participant or (for Awards structured other than as an HMRC approved Market Value Option) a reduction in the number of Shares to which the Participant would otherwise be entitled, unless, in either case, the Participant discharges the liability himself.

12.2	Elections to transfer social security liabilities

The Participant must, if required by the Grantor or the Company to do so, enter into any election to transfer the liability to employer social security contributions in respect of an Award.

13	General

13.1	Committee’s decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

13.2	Documents sent to shareholders

The Company may send to Participants copies of any documents or notices normally sent to the holders of its Shares at or around the same time as issuing them to the holders of its Shares.

13.3	Regulations

The Committee can make or vary regulations for the administration and operation of the Plan but these must be consistent with its rules.

13.4	Terms of employment

13.4.1	For the purposes of this rule 13.4, “Employee” means any person who is or will be eligible to be a Participant or any other person.

13.4.2	This rule 13.4 applies:

(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship; and

(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

13.4.3
Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

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13.4.4	The grant of Awards on a particular basis in any year does not create any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.

13.4.5
No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation, in any later operation of the Plan.

13.4.6
Without prejudice to an Employee’s right in respect of an Award subject to and in accordance with the express terms of the Plan and the Performance Condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Award.

13.4.7	No Employee has any right to compensation for any loss in relation to the Plan, including:

(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

(iii)	the operation, suspension, termination or amendment of the Plan.

13.4.8
Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of its rules, including in particular this rule 13.4. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to acquire shares subject to and in accordance with the express terms of the Plan and the Performance Condition, in consideration for, and as a condition of, the grant of an Award under the Plan.

13.4.9
Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

13.4.10
Each of the provisions of this rule 13.4 is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

13.5	Employee trust

The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

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13.6	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to any Member of the Group for all purposes relating to the operation of the Plan. These include, but are not limited to:

13.6.1	administering and maintaining Participant records;

13.6.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

13.6.3	providing information to future purchasers of the Company or the business in which the Participant works; and

13.6.4	transferring information about the Participant to a country or territory outside the European Economic Area.

13.7	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

13.8	Articles of association

Any Shares acquired under the Plan are subject to the articles of association of the Company from time to time in force.

13.9	Rights attaching to Shares

Shares issued on Vesting or exercise of an Award will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred, including transferred out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

13.10	Listing of Shares

If and so long as the Shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as practicable.

13.11	Notices

13.11.1	Any notice or other document which has to be given to a person who is or will be eligible to be a Participant under or in connection with the Plan may be:

(i)	delivered or sent by post to him at his home address according to the records of his employing company or such other address as the Company considers appropriate;

(ii)	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him; or

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(iii)	given by any other electronic means (including the updating of a personalised web-page) allowed by the Company.

13.11.2
Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the Participant.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

13.12	Malus and Clawback

Notwithstanding any other provision of the Plan and regardless of whether any Performance Condition has been satisfied, the Committee may, in its absolute discretion, decide:

13.12.1	at any time before an Award Vests that the number of Shares that would otherwise Vest shall be reduced (to nil if appropriate) (“Malus”); and/or

13.12.2	within two years of the Vesting of the Award, the Vested Award shall be repaid in whole or in part (“Clawback”); and/or

13.12.3
to delay the Vesting of an Award if, at the Vesting Date, there is an ongoing investigation or other procedure being carried on to determine whether circumstances exist that may warrant malus or clawback and the Committee decides, in its absolute discretion, that further investigation is warranted (“Delayed Vesting”), in each case, as a result of:

(i)	in the reasonable opinion of the Committee, any material misstatement in the audited consolidated accounts of the Company or any member of the Group; and/or

(ii)	any error in the calculation of the extent of Vesting of any Award during the Vesting Period; and/or

(iii)
the Participant’s actions or conduct having, in the reasonable opinion of the Committee, amounted to fraud or gross misconduct, whether the relevant facts emerge before or after termination of employment; and/or

(iv)
the Participant’s conduct during the Vesting Period having, in the reasonable opinion of the Committee, caused serious harm to the reputation of the Company or any member of the Group and/or significant financial loss to the Company or any member of the Group; and/or

(v)	in the reasonable opinion of the Committee, a material failure of risk management which caused serious harm to the reputation of the Company or any member of the Group.

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13.13	Operation of Clawback

To ensure that any Clawback is satisfied, the Committee may:

13.13.1	reduce (to nil if appropriate):

(i)	the amount of any future bonus (if any) which would otherwise be payable to the Participant under any bonus plan operated by the Company or any member of the Group; or

(ii)
the number of Shares subject to which any future award would be granted to the relevant Participant under the Plan or any other employee share plan operated by the Company or any member of the Group; or

(iii)	the extent of Vesting of any other subsisting Award under the Plan held by Participant; or

(iv)
the extent of vesting of any rights to acquire Shares granted to the Participant under any employees’ share plan (other than a UK tax qualifying plan) operated by the Company or any member of the Group; or

(v)
the number of Shares subject to any vested but unexercised rights to acquire Shares granted to the Participant under any employees’ share plan (other than a UK tax qualifying plan) operated by the Company or any member of the Group; or

13.13.2	require the Participant:

(i)
to pay to such member of the Group and on such terms as the Committee may direct, (including, but without limitation, on terms that the relevant amount is to be deducted from any payment to be made to the Participant by any member of the Group), such amount as is required for the Clawback to be satisfied in full (and, for the avoidance of doubt, this rule 13.12.2(b)(i) shall apply even if the Participant no longer holds the Shares which were the subject of the Vested Award or the proceeds of the disposal of such Shares); or

(ii)
to transfer or procure the transfer of any Shares acquired in relation to the Vested Award back to the Company, or to such other person or persons as the Committee shall nominate, for nil consideration.

13.14	Communication of Malus, Clawback and/or Delayed Vesting

Upon determining that any Malus, Clawback and/or Delayed Vesting will apply pursuant to rules 13.12 and 13.13 above, the Committee will communicate the terms of such Malus, Clawback and/or Delayed Vesting to the Participant in writing as soon as reasonably practicable.

14	Changing the Plan and termination

The Committee may amend the Plan by resolution. But no amendment which would be to the advantage of present or future Participants may be made without prior approval of the Company in general meeting to the provisions relating to eligibility, overall limits, maximum individual entitlement or the adjustment of Awards following a variation of share capital, except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants or any Member of the Group.

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The Committee may give written notice (by electronic means or otherwise) of any changes made to any Participant affected.

15	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

16	Special terms for Forfeitable Shares

16.1	Granting an Award of Forfeitable Shares

A Participant who is granted an Award of Forfeitable Shares must enter into an agreement with the Grantor that:

16.1.1
to the extent that the Award lapses under the Plan, the Shares will be forfeited and he will immediately transfer his interest in the Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Grantor; and

16.1.2	he will not transfer, assign or dispose of any Forfeitable Shares or any rights in respect of them before Vesting and, if he does, his Award will lapse except in the case of:

(i)	the transmission of his Forfeitable Shares on his death to his personal representatives; or

(ii)	the transfer, assignment or other disposal of his Forfeitable Shares, with the prior consent of the Committee, subject to any terms and conditions the Committee may impose.

The Participant must also sign any other documentation, including a power of attorney or blank stock transfer form, requested by the Grantor.

If he does not sign the Forfeitable Share Agreement or any other documents requested by the Grantor within a period specified by the Grantor, the Award will lapse at the end of that period.

16.2	Transfer of shares on Award

On or after the grant of an Award of Forfeitable Shares, the Grantor will procure that the relevant number of Shares are transferred to the Participant or to another person to be held for the benefit of the Participant under the terms of the Plan.

16.3	Tax elections

The Participant must enter into any elections in relation to Forfeitable Shares required by the Grantor or the Company, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003. If he does not do so within a period specified by the Grantor or the Company, the Award will lapse at the end of that period.

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16.4	Retention of share certificates

The Grantor or the Company may retain the share certificates or other documents of title relating to any Forfeitable Shares until an Award of Forfeitable Shares Vests.

16.5	Voting and dividends

Except to the extent specified in the Forfeitable Share Agreement, the Participant will be entitled to vote (or instruct any person holding the Forfeitable Shares on his behalf how to vote) and to receive dividends and will have all other rights of a shareholder in respect of Forfeitable Shares where the record date for the right falls on or after the date on which the Forfeitable Shares are issued or transferred to him.

16.6	Variations in share capital, rights issues, demergers etc

If there is:

16.6.1	a variation in the equity share capital of the Company, including a capitalisation, sub-division, consolidation or reduction of share capital;

16.6.2	a rights issue;

16.6.3	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988; or

16.6.4	a special dividend or distribution,

the Participant will, subject to the Forfeitable Share Agreement, have the same rights as any other shareholder in respect of his Forfeitable Shares. Any shares, securities or rights allotted to a Participant as a result of such an event shall be:

16.6.5	treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Forfeitable Shares in respect of which the rights were conferred; and

16.6.6	subject to the rules of the Plan and the terms of the Forfeitable Share Agreement.

16.7	Consequences of Vesting for Forfeitable Shares

To the extent that an Award of Forfeitable Shares Vests, the Forfeitable Share Agreement will cease to apply to the Shares. If the Shares are held by any person for the benefit of the Participant, that person may transfer the Shares to or to the order of the Participant.

16.8	Consequences of lapse for Forfeitable Shares

To the extent that an Award of Forfeitable Shares lapses, the Participant shall transfer his interest in the Shares as described in the Forfeitable Share Agreement.

17	Special terms for Options

17.1	Option Price

The Option Price of an Option shall be set by the Grantor at the date of Award and:

17.1.1	in the case of a Nil-Cost Option, may be zero or any other amount;

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17.1.2	in the case of a Market Value Option, shall not be less than:

(i)	the closing middle market quotation of a Share (taken from the Daily Official List of the London Stock Exchange) on the Business Day immediately preceding the Award Date; or

(ii)
if the Committee so decides, the average of the closing middle market quotations of a Share (taken from the Daily Official List of the London Stock Exchange) over the 5 Business Days immediately preceding the Award Date; and

17.1.3
 in the case of a Market Value Option which is intended to qualify for any favourable tax treatment, may be determined in accordance with any other formula related to the Market Value of a Share which will enable the Option to qualify for that favourable tax treatment.

17.2	Variations in share capital, demergers and special distributions

If there is:

17.2.1	a variation in the equity share capital of the Company, including a capitalisation, sub-division, consolidation or reduction of share capital;

17.2.2	a rights issue;

17.2.3	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988; or

17.2.4	a special dividend or distribution,

the Committee may:

17.2.5	adjust the number or type of shares or securities comprised in an Option;

17.2.6	adjust the Option Price; and/or

17.2.7	change the identity of the Company whose Shares are subject to the Option.

This may include retrospective adjustments.

The Option Price of a Market Value Option to subscribe for Shares may be adjusted to a price less than nominal value only if the Committee resolves to capitalise the reserves of the Company, subject to any necessary conditions. This capitalisation will be of an amount equal to the difference between the adjusted Option Price payable for the Shares to be issued on exercise and the nominal value of such Shares on the date of allotment of the Shares. If, at the time of exercise, the Committee does not resolve to capitalise the reserves of the Company for this purpose then the adjustment under this rule 17.2 will be deemed not to have taken place.

17.3	Voting and dividends

Except to the extent specified in rule 17.4, a Participant shall not be entitled to receive dividends or vote or to have any other rights of a shareholder in respect of Shares subject to an Option until the Shares are issued or transferred to the Participant.

17.4	Dividend equivalent

An Option (other than an HMRC approved Market Value Option) may, at the discretion of the Committee, include the right (subject to rule 12 (Tax)) to receive cash or Shares (as determined by the Grantor) equal in value to the amount per Share of any dividend.

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17.5	Consequences of Vesting for Options

A Participant may exercise an Option, to the extent it has Vested, at any time after it has Vested.

17.6	Periods for exercise of Options

Subject to rule 17.7, an Option which has Vested will be exercisable:

17.6.1	where it has Vested as a result of the Participant ceasing to be an employee (see rule 9), for six months from the date of Vesting or such longer period as the Committee may allow;

17.6.2	where it has Vested as a result of the Participant’s death (see rule 9.2.1(ii)), for 12 months from his death;

17.6.3
 where the Option has Vested under rule 10 (e.g. as a result of a takeover or reconstruction), for six months from the date of Vesting or, if earlier, the date six weeks after the date on which a notice to acquire Shares under section 429 of the Companies Act 1985 or any other equivalent local legislation is first served; and

17.6.4	in all other cases, for 10 years after the Award Date of a Market Value Option or a Nil-Cost Option (or such shorter period as the Committee may specify on grant).

17.7	Lapse of Options

An Option will lapse at the end of any exercise period specified in rule 17.6.

For the avoidance of doubt:

17.7.1	an Option can lapse under rule 9.1 even though it may have previously Vested; and

17.7.2	in the event of any conflict, the provision of these rules (including any schedules) which results in the Option ceasing to be exercisable or lapsing earliest shall take precedence.

17.8	Manner of exercise

Options must be exercised by notice in writing or in a form specified by the Company and delivered to the Company or other duly appointed agent or by telephone or by other electronic means approved by the Company. The notice of exercise of the Option must be completed, signed (in manuscript or in any other form that may be specified by the Company) by the Participant or by his appointed agent and must be accompanied by:

17.8.1	the relevant option certificate (if required by the Company); and

17.8.2
 correct payment in full of the Option Price for the number of Shares being acquired or details of arrangements agreed between the Participant and the Company made for the payment of the Option Price for the number of Shares being acquired.

17.9	Issue or transfer of Shares after exercise

Subject to rule 12 (Tax) and 17.10, Shares will be issued or transferred (from treasury or otherwise) to or to the order of the Participant within 30 days of the date of receipt of payment of the Option Price and the documents required under rule 17.8.

However, if the issue or transfer is prevented by a Dealing Restriction, the Shares will be issued or transferred as soon as is practicable following the lifting of the Dealing Restriction.

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17.10	Other ways of satisfying an Option

The Grantor, subject to the approval of the Committee, may decide to satisfy an Option by:

17.10.1
 paying (subject to rule 12 (Tax)) a cash amount which is equal to the amount by which the market value of the Shares in respect of which the Option is exercised, as at date of exercise, exceeds the Option Price; or

17.10.2	procuring the issue or transfer of Shares to the value of the cash amount specified above.

If the Committee does this, the Participant need not pay the Option Price or, if he has paid it, the Company will repay it to him.

18	Special terms for Conditional Awards

18.1	Variations in share capital, demergers and special distributions

 If there is:

18.1.1	a variation in the equity share capital of the Company, including a capitalisation, sub-division, consolidation or reduction of share capital;

18.1.2	a rights issue;

18.1.3	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988; or

18.1.4	a special dividend or distribution,

the Committee may:

18.1.5	adjust the number or type of shares or securities comprised in a Conditional Award; and/or

18.1.6	change the identity of the Company whose Shares are subject to the Option.

This may include retrospective adjustments.

18.2	Voting and dividends

Except to the extent specified in rule 18.3, a Participant shall not be entitled to receive dividends, to vote or to have any other rights of a shareholder in respect of Shares subject to a Conditional Award until the Shares are issued or transferred to the Participant.

18.3	Dividend equivalent

A Conditional Award may, at the discretion of the Committee, include the right (subject to rule 12 (Tax)) to receive cash or Shares (as determined by the Grantor) equal in value to the amount per Share of any dividend.

18.4	Consequences of Vesting for Conditional Awards

Subject to rule 12 (Tax) and 18.5 (Cash alternative), Shares will be issued or transferred (from treasury or otherwise) to or to the order of the Participant within 30 days of the date of Vesting of a Conditional Award.

However, if the issue or transfer is prevented by a Dealing Restriction, the Shares will be issued or transferred as soon as is practicable following the lifting of the Dealing Restriction.

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18.5	Cash alternative

The Grantor, subject to the approval of the Committee, may decide to satisfy a Conditional Award by paying (subject to rule 12 (tax)) a cash amount which is equal to the am market value of the Shares in respect of which the Conditional Award has Vested.

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Schedule 1

United Kingdom – Approved Options

If the terms of the Approved Options, as set out in this Schedule, have been approved by HMRC under Schedule 4 of ITEPA, the Committee may designate any Market Value Option as an Approved Option. The provisions of the rules relating to Market Value Options will apply to the Approved Option, subject to this Schedule.  Approved Options may not be granted over ADRs.

1	Eligibility to be granted Approved Options

 Approved Options may only be granted to an employee of:

 (i)             the Company;

 (ii)            any Subsidiary;

 (iii)           any jointly-owned company (within the meaning of paragraph 34 of ITEPA) designated by the Committee; or

 (iv)           any other entity designated by the Committee and agreed by HMRC and cannot be granted to anybody who is:

 (v)            excluded from participation because of paragraph 9 of ITEPA (material interest provisions); or

 (vi)           a director who is required to work less than 25 hours a week (excluding meal breaks) for the Company.

2	Shares subject to an Approved Option

The Shares subject to an Approved Option must satisfy paragraphs 16 to 20 of ITEPA. If they cease to satisfy paragraphs 16 to 20 of ITEPA and the Committee notifies HMRC that it wishes the terms of Approved Options to be disapproved, the definition of the Option will continue in effect but the Option will cease to be an Approved Option and will be treated, for the purposes of the rules, as a Market Value Option.

3	HMRC limit

3.1	The Committee must not grant an Approved Option to an Eligible Employee which would cause the aggregate market value of:

(i)          the Shares subject to that Approved Option;

(ii)         the Shares which he may acquire on exercising other Approved Options; and

(iii)        the shares which he may acquire on exercising his options under any other HMRC approved discretionary scheme established by the Company or by any of its associated companies (as defined in paragraph 35 of ITEPA)

to exceed the amount permitted under paragraph 6(1) of ITEPA (currently £30,000).  For the purposes of this paragraph, market value is calculated as at the date of grant of the options as described in the relevant plan rules.

3.2	If the Committee tries to grant an Award which is inconsistent with this paragraph 3, the Award will be limited and will take effect from the Award Date on a basis consistent with that paragraph.

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4	Transferring Approved Options

An Approved Option cannot be transferred, assigned or otherwise disposed of, except on the transmission of the Approved Option on the death of a Participant to his personal representatives.

5	Variations in share capital, demergers and special distributions

(i)
Adjustments may not be made to Approved Options under rule 17.2 where there is a demerger (in whatever form), an exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988 or a special dividend or distribution.

(ii)	The Committee cannot treat an Approved Option as being over shares in any other company under rule 17.2.

(iii)	No adjustment of Approved Options may be made under rule 17.2 without the prior approval of HMRC.

6	Restrictions on exercise of an Approved Option

An Participant may not exercise an Approved Option while he is excluded from being granted an Approved Option under paragraph 9 of ITEPA (material interest provisions).

7	Specified Age and redundancy

For the purposes of paragraph 35A of ITEPA, the specified age is 55 and redundancy, for the purposes of rule 9.2.1(i), has the meaning given to that term by the Employment Rights Act 1996.

8	Death

If a Participant dies, the Approved Option may be exercised by his personal representatives within 12 months after his death, after which it will lapse.

9	Discretion on exercise and lapse of Approved Options

If the Committee exercises any discretion under rules 9 or 10 in relation to an Approved Option, they must do so fairly and reasonably.

10	Exchange of Approved Options

10.1	If HMRC approval of the terms of Approved Options is to be maintained, Approved Options can only be exchanged, as described in rule 11, if the Acquiring Company:

10.1.1	obtains Control of the Company as a result of making a general offer to acquire:

(i)
the whole of the issued ordinary share capital of the Company (other than that which is already owned by it and its subsidiary or holding company) made on a condition such that, if satisfied, the Acquiring Company will have Control of the Company;

(ii)	all the Shares (or all those Shares not already owned by the Acquiring Company or its subsidiary or holding company);

10.1.2
 obtains Control of the Company under a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985 or other local sanction procedure which HMRC agrees is equivalent; or

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10.1.3	becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985 or other local legislation which HMRC agrees is equivalent.

10.2	Approved Options must be exchanged within the period referred to in paragraph 26(2) of ITEPA and with the agreement of the company offering the exchange.

10.3	The new Award will be in respect of shares which satisfy the conditions of paragraph 27(4) of ITEPA, in a body corporate falling within paragraph 16(b) or (c) of ITEPA.

10.4
The following terms of the Plan, shall in relation to the new Award be construed as if (except for the purposes of the definition of “Member of the Group” and “Subsidiary” in Rule 2 and the reference to the “Committee” in rule 17.6.4), the expression the “Company” were defined as “a company whose shares may be acquired by the exercise of an Approved Option”.

11	Cash alternative

Rule 17.10 does not permit any cash amount to be paid on exercise of an Approved Option.

12	Changing the terms of Approved Options

12.1
The Committee need not obtain the approval of the Company in general meeting for any minor changes which are necessary or desirable in order to obtain or maintain HMRC approval for the terms of Approved Options under ITEPA any other enactment.

12.2
If HMRC approval of the terms of Approved Options is to be maintained, any change to the Plan under rule 14 which requires HMRC approval and which is made after it has been approved under ITEPA will only have effect when it is approved by HMRC.

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Schedule 2

Provisions applicable to Participants in the United States3

1
The Committee has adopted this Schedule to the rules of the Plan.  This Schedule shall apply to Awards other than Awards granted as Forfeitable Shares, Market Value Options or SARs under Schedule 3 to the Plan (including any related dividend equivalents) granted to Participants who are or who may become subject to income taxation in the United States (each such Award, a “US Award”), except as set forth in this Schedule.  Where there is any conflict between the rules of the Plan and this Schedule 2, the terms of this Schedule 2 will prevail.

2
The Committee may grant US Awards to employees of any Member of the Group. For administrative convenience, in Plan documents and communication materials the Committee may refer to Conditional Awards that are US Awards as “Restricted Stock Units” or “RSUs.”

3	US Awards are intended not to constitute “non-qualified deferred compensation” within the meaning of Section 409A of the US Internal Revenue Code of 1986, as amended (the “Code”).

4
It is further intended that rule 2 (Definitions) (including the definitions of Performance Condition, Vesting and Vesting Date), rule 8 (Normal Vesting of Awards), rule 9 (Leaving employment before Vesting Date and death), rule 11 (Takeovers and restructurings), rule 17 (Special terms for Options), and rule 18 (Special terms for Conditional Awards) be interpreted in a manner that results in US Awards granted as Conditional Awards to be subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Code and to allow the “short-term deferral” exception to Section 409A to apply to such US Awards.

5
However, notwithstanding anything to the contrary in the Plan or the grant of any US Award, if and to the extent the Committee shall determine that the terms of the grant, substitution or exercise of any US Award may result in the failure of the such US Award to comply with the requirements of Section 409A of the Code, or any applicable regulations or guidance promulgated by the US Secretary of the Treasury in connection therewith, the Committee shall have authority to take such action, in its sole discretion, to amend, modify, cancel or terminate the Plan or any grant of any US Award as it deems necessary or advisable either for the US Awards to be exempt from the application of Section 409A of the Code or to satisfy the requirements of Section 409A of the Code, including adding conditions with respect to the Vesting of the US Awards, irrespective of the adverse effect of such action on and without the consent of any Participant.

6	The following variances to the rules shall apply to any US Award:

6.1
rule 4.1.2 (relating to other conditions) is amended by adding the following language to the end thereof: “provided, however, that any waiver of a Performance Condition shall be made in a manner that is consistent with Section 409A of the Code.”

3  This Schedule 2 was amended on 28 September 2018 in respect of Awards granted on or after that date.

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6.2	new rule 4.4 is added and reads as follows: “A Performance Condition must also constitute a ‘substantial risk of forfeiture’ within the meaning of Section 409A of the Code.”

6.3	rule 8.1.1 is amended by adding the following language to the end thereof: “or that any Performance Condition shall be waived.”

6.4	rule 8.2 (Determination of Performance Condition) is amended by adding the following language to the end thereof:

“provided, however, that any such Committee determination must be made (if at all) not later than:

(i)
if the Shares in respect of which the Award Vests will be delivered via any employee benefit trust operated by a Member of the Group, 31 December of the calendar year in which the Award ceases to be subject to a ‘substantial risk of forfeiture’ within the meaning of Section 409A of the Code; or

(ii)
if the Shares in respect of which the Award Vests will not be delivered via any employee benefit trust operated by a Member of the Group, 15 March of the calendar year following the year in which the Award ceases to be subject to a ‘substantial risk of forfeiture’ within the meaning of Section 409A of the Code.”

6.5	rule 9.2.1(v) (which relates to leaving employment for retirement) does not apply unless the US Award includes a Performance Condition that satisfies Rule 4.4 .

6.6
rule 9.2.2(ii) (which relates to continued Vesting under certain circumstances) is deleted and replaced with the following for any US Award that does not include a Performance Condition that satisfies rule 4.4:

“if the Committee so decides (in general or in any particular case), will continue in effect and Vest or lapse on such later date as the Committee may determine, being no later than:

(i)
if the Shares in respect of which the Award will Vest will be delivered via any employee benefit trust operated by a Member of the Group, 31 December of the calendar year in which the Award ceases to be subject to a ‘substantial risk of forfeiture’ within the meaning of Section 409A of the Code; or

(ii)
if the Shares in respect of which the Award will Vest will not be delivered via any employee benefit trust operated by a Member of the Group, 15 March of the calendar year following the year in which the Award ceases to be subject to a ‘substantial risk of forfeiture’ within the meaning of Section 409A of the Code.”

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6.7	rule 9.2.5 is amended by adding the following language after the words “Participant’s employment”: “(and, in any event, no later than:

(i)
if the Shares in respect of which the Award Vests will be delivered via any employee benefit trust operated by a Member of the Group, 31 December of the year in which the Award ceases to be subject to a ‘substantial risk of forfeiture’ within the meaning of Section 409A of the Code; or

(ii)
if the Shares in respect of which the Award Vests will not be delivered via any employee benefit trust operated by a Member of the Group, 15 March of the calendar year following the year in which the Award ceases to be subject to a ‘substantial risk of forfeiture’ within the meaning of Section 409A of the Code),”

6.8
rule 14 (relating to amendments) is amended by adding the following language to the end thereof: “Notwithstanding the provisions of this rule 14, any such amendment will only be effective to the extent that it complies with section 409A of the US Internal Revenue Code of 1986 as amended from time to time.”

6.9
rule 17.4 (relating to dividend equivalents) is amended by adding the following language to the end thereof: “Any such cash or Shares must be delivered to the Participant within the same period that Shares must be issued or transferred under rule 17.9.”

6.10
rule 17.5 (relating to Consequences of Vesting of Options) is amended by adding the following language to the end thereof: “provided, however, that such Option must be exercised (if at all) on or prior to the latest date permitted under rule 6.11 of the US Schedule.”

6.11	rule 17.6 (relating to Period for exercise of Options) is amended by replacing such rule with the following language:

“Subject to rule 17.7, a Nil-Cost Option which has Vested will be exercisable:

17.6.1      where it has Vested as a result of the Participant ceasing to be an employee (see rule 9), for six months from the date of Vesting or such longer period as the Committee may allow, provided that such period may end no later than 15 December of the year in which Vesting occurs (unless the Committee determines otherwise);

17.6.2      where it has Vested as a result of the Participant’s death (see rule 9.2.1(ii)), until 15 December of the year in which Vesting occurs (unless the Committee determines otherwise);

17.6.3      where the Nil-Cost Option has Vested under rule 10 (e.g. as a result of a takeover or reconstruction), for six months from the date of Vesting or, if earlier, the date six weeks after the date on which a notice to acquire Shares under section 429 of the Companies Act 1985 or any other equivalent local legislation is first served, and, in any event, no later than 15 December of the  year in which Vesting occurs (unless the Committee determines otherwise); and

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17.6.4      in all other cases, until 15 December of the year in which Vesting occurs (unless the Committee determines otherwise).”

6.12	rule 17.9 is amended by adding the following language to the end of the first paragraph: “and, in any event, no later than 31 December of the year in which Vesting occurs.”

6.13	rule 17.9 is further amended by adding the following language to the end of the second paragraph: “but, in any event, no later than 31 December of the year in which Vesting occurs”

6.14
rule 17.10 is amended by adding the following language to the end thereof: “Any such cash or Shares must be delivered to the Participant within the same period that Shares must be issued or transferred under rule 17.9.”

6.15
rule 18.3 is amended by adding the following language to the end thereof: “Any such cash or Shares must be delivered to the Participant within the same period that Shares must be issued or transferred under rule 18.4.”

6.16	rule 18.4 is amended by adding the following language to the end of the first paragraph: “and, in any event, no later than:

(i)
if the Shares in respect of which the Award Vests will be delivered via any employee benefit trust operated by a Member of the Group,  31 December of the year in which the Award ceases to be subject to a ‘substantial risk of forfeiture’ within the meaning of Section 409A of the Code;

(ii)
if the Shares in respect of which the Award Vests will not be delivered via any employee benefit trust operated by a Member of the Group, 15 March of the calendar year following the year in which the Award ceases to be subject to a ‘substantial risk of forfeiture’ within the meaning of Section 409A of the Code.”

6.17	rule 18.4 is further amended[4] by adding the following language to the end of the second paragraph: “but, in any event, no later than:

(i)
if the Shares in respect of which the Award Vests will be delivered via any employee benefit trust operated by a Member of the Group,   31 December of the year in which the Award ceases to be subject to a ‘substantial risk of forfeiture’ within the meaning of Section 409A of the Code; or

[4]
For grants of Awards on or after 28 September 2018, the Deed of Grant includes wording to require automatic sale of shares to cover the Participant’s liability to tax and social security on Vesting where Awards are (or become) subject to Schedule 2 and the Participant is restricted from dealing on the day the Award Vests.

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(ii)
if the Shares in respect of which the Award Vests will not be delivered via any employee benefit trust operated by a Member of the Group, 15 March of the calendar year following the year in which the Award ceases to be subject to a ‘substantial risk of forfeiture’ within the meaning of Section 409A of the Code.”

6.18
rule 18.5 is amended by adding the following language to the end thereof: “Any such cash or Shares must be delivered to the Participant within the same period that Shares must be issued or transferred under rule 18.4.”

7
If the disposition of Shares acquired pursuant to any US Award is not covered by a then current registration statement under the US Securities Act of 1933 and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any person receiving Shares pursuant to a US Award, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such individual are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

8
Notwithstanding anything else in the Plan, the Company shall not be required to take any action which it, in its discretion, considers could reasonably be deemed to result in a violation of Section 13(k) (relating to prohibitions on personal loans to executive officers) of the US Securities Exchange Act of 1934.

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Schedule 3

Share Appreciation Rights

A Share Appreciation Right (“SAR”) may be granted under this Schedule.  The Rules shall apply to a SAR as if it were an Option (but not an Approved Option), except as varied by this Schedule.  Where there is any conflict between the Rules and this Schedule, the terms of this Schedule shall prevail.

1.
Before the grant of a SAR, the Committee shall determine a “base price” for each Share under the SAR.  The base price shall be subject to the same restrictions as an option price set out in Rule 17.1 of the Plan.

2.	There shall be no amount payable on the exercise of a SAR.

3.
Subject to paragraph 7 below, within 30 days after a SAR has been exercised by a Participant, the Board shall procure the transfer to him (or a nominee for him) or, if appropriate, allot to him (or a nominee for him) the number of Shares which shall have an aggregate market value (as defined in paragraph 5 below) as near as possible equal to (but not exceeding) the notional gain (as defined in paragraph 4 below).

4.
The notional gain is the amount by which the aggregate market value of the number of Shares in respect of which the SAR is exercised exceeds the aggregate base price (as calculated in accordance with paragraph 1 above) of that number of Shares.

5.	For the purpose of this Schedule the market value of a Share is either:

(a)	if Shares are quoted in the London Stock Exchange Daily Official List, the middle market quotation of a Share (as derived from that List) on the day before the day on which the SAR is exercised; or

(b)	where Shares are not so quoted, such value on the day on which the SAR is exercised as the Committee, acting fairly and reasonably, shall decide.

6.	Shares may only be allotted to a Participant (or a nominee for him) who exercises his SAR to the extent that the Board is authorised:

(a)	to capitalise from the reserves of the Company a sum equal to at least the aggregate nominal value of the Shares to be allotted to satisfy the exercise of the SAR; and

(b)	to apply that sum in paying up such amount on such Shares.

7.
If the Board so decides, the whole or any part of the notional gain determined under paragraph 4 above shall, instead of being delivered to the Participant (or his nominee) in Shares under paragraph 3 above, be paid in cash

8.
Any payment of cash under paragraph 7 above will be subject to deduction of such amount (on account of tax and similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

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Schedule 4

Addendum for Israeli Participants

1.	GENERAL

1.1
This schedule (this “Addendum”) shall apply only to Participants who are residents of the State of Israel upon the date of grant of the Award, as defined below in Section 2, or who are deemed Israeli tax residents (collectively, “Israeli Participants”). The provisions specified hereunder shall form an integral part of the Micro Focus International plc Incentive Plan 2005 (hereinafter the “Plan”).

1.2
This Addendum is adopted pursuant to the Plan and is to be read as a continuation of the Plan and modifies Awards granted to Israeli Participants only to the extent necessary to comply with the requirements set by the Israeli law in general, and in particular, with the provisions of the Israeli Income Tax Ordinance [New Version] 1961, as may be amended or replaced from time to time. This Addendum does not add to or modify the Plan in respect of any other category of Participants.

1.3
The Plan and this Addendum are complimentary to each other and shall be deemed as one. In the event of any conflict, whether explicit or implied, between the provisions of this Addendum and the Plan, the provisions set out in this Addendum shall prevail.

1.4	Any capitalized term not specifically defined in this Addendum shall be construed according to the interpretation given to it in the Plan.

1.5	Awards subject to this Addendum cannot be settled in cash.

2.	DEFINITIONS

2.1	“102 Award” means any Award, provided it is settled in Shares, granted to an Approved Israeli Participant pursuant to Section 102 of the Ordinance.

2.2
“Approved Israeli Participant” means an Israeli Participant who is an employee, director or an officer of an Israeli resident Subsidiary of the Company, excluding any Controlling Share Holder of the Company, provided that the Subsidiary is an Israeli resident company or otherwise meets the definition of an Employing Company under Section 102.

2.3
“Capital Gain Award” or “CGA” means a 102 Trustee 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.4	“Controlling Share Holder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.5	“Israeli Award Agreement” means the Award Agreement between the Company and an Israeli Participant that sets out the terms and conditions of an Award.

2.6	“ITA” means the Israeli Tax Authority.

2.7	“Non-102 Trustee 102 Award” means a 102 Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a 102 Trustee.

2.8	“Ordinance” means the Israeli Income Tax Ordinance [New Version] – 1961, as now in effect or as hereafter amended.

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2.9
“Ordinary Income Award” or “OIA” means a 102 Trustee 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.10	“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.11	“Tax” means any applicable tax and other compulsory payments such as social security and health tax contributions under any applicable law.

2.12
“102 Trustee” means any person or entity appointed by the Company or the Subsidiary to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance, as may be replaced from time to time.

2.13
“102 Trustee 102 Award” means a 102 Award granted to an Approved Israeli Participant pursuant to Section 102(b) of the Ordinance and held in trust by a 102 Trustee for the benefit of an Approved Israeli Participant.

2.14	“Unapproved Israeli Participant” means an Israeli Participant who is not an Approved Israeli Participant, including a Controlling Share Holder of the Company.

3.	ISSUANCE OF AWARDS

3.1
The persons eligible for participation in the Plan as Israeli Participants shall include Approved Israeli Participants and Unapproved Israeli Participants, provided, however, that only Approved Israeli Participants may be granted 102 Awards.

3.2	The Company may designate Awards granted to Approved Israeli Participants pursuant to Section 102 as 102 Trustee 102 Awards or Non-102 Trustee 102 Awards.

3.3
The grant of 102 Trustee 102 Awards shall be made under this Addendum and shall not be made until 30 days from the date the Plan has been submitted for approval by the ITA and shall be conditioned upon the approval of the Plan and this Addendum by the ITA.

3.4	102 Trustee 102 Awards may either be classified as Capital Gain Awards (CGAs) or Ordinary Income Awards (OIAs).

3.5
No 102 Trustee 102 Award may be granted under this Addendum to any Approved Israeli Participant, unless and until the Company has filed with the ITA its election regarding the type of 102 Trustee 102 Awards, whether CGAs or OIAs, that will be granted under the Plan and this Addendum (the “Election”). Such Election shall become effective beginning the first date of grant of a 102 Trustee 102 Award under this Addendum and shall remain in effect at least until the end of the year following the year during which the Company first granted 102 Trustee 102 Awards. The Election shall obligate the Company to grant only the type of 102 Trustee 102 Award it has elected, and shall apply to all Israeli Participants who are granted 102 Trustee 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, the Election shall not prevent the Company from granting Non-102 Trustee 102 Awards simultaneously.

3.6	All 102 Trustee 102 Awards must be held in trust by, or subject to the approval of the ITA, under the control or supervision of a 102 Trustee, as described in Section 4 below.

3.7	The designation of Non-102 Trustee 102 Awards and 102 Trustee 102 Awards shall be subject to the terms and conditions set forth in Section 102.

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3.8	Awards granted to Unapproved Israeli Participants shall be subject to tax according to the provisions of the Ordinance and shall not be subject to the 102 Trustee arrangement detailed herein.

4.	TRUSTEE

4.1
102 Trustee 102 Awards which shall be granted under this Addendum and/or any Shares allocated or issued upon grant, Vesting or exercise of a 102 Trustee 102 Award and/or other Shares received following any realization of rights under the Plan, shall be allocated or issued to the 102 Trustee or controlled by the 102 Trustee, for the benefit of the Approved Israeli Participants, in accordance with the provisions of Section 102. In the event that the requirements for 102 Trustee 102 Awards are not met, the 102 Trustee 102 Awards may be regarded as Non-102 Trustee 102 Awards or as Awards which are not subject to Section 102, all in accordance with the provisions of Section 102.

4.2
With respect to any 102 Trustee 102 Award, subject to the provisions of Section 102, an Approved Israeli Participant shall not sell or release from trust any Shares received upon the grant, Vesting or exercise of a 102 Trustee 102 Award and/or any Shares received following any realization of rights, including, without limitation, stock dividends, under the Plan at least until the lapse of the period of time required under Section 102 or any shorter period of time determined by the ITA (the “Holding Period”). Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Approved Israeli Participant.

4.3
Notwithstanding anything to the contrary, the 102 Trustee shall not release or sell any Share allocated or issued upon grant, Vesting or exercise of a 102 Trustee 102 Award unless the Company, its Israeli Subsidiary and the 102 Trustee are satisfied that the full amounts of Tax due have been paid or will be paid.

4.4
Upon receipt of any 102 Trustee 102 Award, the Approved Israeli Participant will consent to the grant of the Award under Section 102 and undertake to comply with the terms of Section 102 and the trust arrangement between the Company and the 102 Trustee.

5.	THE AWARDS

The terms and conditions upon which the Awards shall be issued and exercised or Vest, shall be specified in the Israeli Award Agreement to be executed pursuant to the Plan and to this Addendum.  Each Israeli Award Agreement shall state, inter alia, the number of Shares to which the Award relates, the type of Award granted thereunder (i.e., a CGA, OIA or Non-102 Trustee 102 Award or any Award granted to Unapproved Israeli Participant), and any applicable Vesting provisions and Option Price that may be payable. For the avoidance of doubt it is clarified that there is no obligation for uniformity of treatment of Israeli Participants and that the terms and conditions of Awards need not be the same with respect to each Israeli Participant (whether or not such Israeli Participants are similarly situated).

6.	EXERCISE AND VESTING OF AWARDS

The grant, Vesting, release and exercise of Awards granted to Israeli Participants shall be subject to the terms and conditions and, with respect to exercise, the method, as may be determined by the Company (including the provisions of the Plan) and, when applicable, by the 102 Trustee, in accordance with the requirements of Section 102.

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7.	ASSIGNABILITY, DESIGNATION AND SALE OF AWARDS

7.1.
Notwithstanding any other provision of the Plan, no Award or any right with respect thereto, or purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral, or any right with respect to any Award given to any third party whatsoever, and during the lifetime of the Israeli Participant, each and all of such Israeli Participant’s rights with respect to an Award shall belong only to the Israeli Participant. Any such action made directly or indirectly, for an immediate or future validation, shall be void.

7.2
As long as Awards or Shares issued or purchased hereunder are held by the 102 Trustee on behalf of the Israeli Participant, all rights of the Israeli Participant over the Shares cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

8.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S APPROVAL

8.1.
With regard to 102 Trustee 102 Awards, the provisions of the Plan and/or this Addendum and/or the Israeli Award Agreement shall be subject to the provisions of Section 102 and any approval issued by the ITA and the said provisions shall be deemed an integral part of the Plan, this Addendum and the Israeli Award Agreement.

8.2.
Any provision of Section 102 and/or said approval issued by the ITA which must be complied with in order to receive and/or to maintain any tax election   pursuant to Section 102, which is not expressly specified in the Plan, this Addendum or the Israeli Award Agreement, shall be considered binding upon the Company, any Israeli Subsidiary and the Israeli Participants.

9.	TAX CONSEQUENCES

9.1	The following provisions of this section 9 are in addition to those set out in rule 12 of the Plan.

9.2
Any tax consequences arising from the grant, release, exercise, Vesting or sale of any Award, from the payment for or sale of Shares covered thereby or from any other event or act (of the Company, and/or its Subsidiaries, and the 102 Trustee or the Israeli Participant), hereunder, shall be borne solely by the Israeli Participant. The Company and/or its Subsidiaries, and/or the 102 Trustee shall withhold Tax according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Participant agrees to indemnify the Company and/or its Subsidiaries and/or the 102 Trustee and hold them harmless against and from any and all liability for any such Tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such Tax from any payment made to the Israeli Participant.

9.3	The Company and/or, when applicable, the 102 Trustee shall not be required to release any Award or Share to an Israeli Participant until all required Tax payments have been fully made.

9.4	102 Awards that do not comply with the requirements of Section 102 shall be considered Non-102 Trustee 102 Awards or Awards subject to tax under Section 3(i) or 2 of the Ordinance.

9.5
With respect to Non-102 Trustee 102 Awards, if the Israeli Participant ceases to be employed by the Company or any Subsidiary, or otherwise if so requested by the Company or the Subsidiary, the Israeli Participant shall extend to the Company and/or the Subsidiary a security or guarantee for the payment of Tax due at the time of sale of Shares, in accordance with the provisions of Section 102.

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9.6
For avoidance of doubt, it is clarified that the tax treatment of any Award granted under this Addendum is not guaranteed and, although Awards may be granted under a certain tax route, they may become subject to a different tax route in the future.  Neither the Company nor any Group Company shall have any liability to Participant if and to the extent that any Award does not qualify as or ceases to qualify as a 102 Award.

10.	TERM OF PLAN AND ADDENDUM

Notwithstanding anything to the contrary in the Plan and in addition thereto, the Company shall use its reasonable efforts to obtain, where possible, all approvals for the adoption of this Addendum or for any amendment to this Addendum as are necessary to comply with any Applicable Law, applicable to Awards granted to Israeli Participants under this Addendum or with the Company’s incorporation documents.

11.	ONE TIME AWARD

The Awards and underlying Shares are extraordinary, one-time awards granted to the Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under applicable law, nor shall receipt of an award entitle a Participant to any future Awards.

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Schedule 5

Provisions applicable to Canadian Participants

1	General

1.1	This Schedule shall apply to any Participant who is subject to taxation under the laws of Canada (“Canadian Participants”).

1.2	The purpose of this Schedule is to ensure that:

(i)	an Award made to a Canadian Participant is taxed in an efficient manner; and

(ii)	Shares used to satisfy an Award granted to a Canadian Participant are not sourced from a trust.

1.3	All Awards subject to this Schedule shall be administered and interpreted in a manner which complies with this intent.

2	Definitions

In this Schedule, references to “rules” are to rules of the Plan. Words and phrases shall have the same meaning as in the rules of the Plan.

3	Amendments to the Plan

3.1
The rules of the Plan shall apply to an Award granted to an individual who, at the Award Date, is or is expected to become a Canadian Participant (“Canadian Awards”) subject to the additional provisions set out below.  Where there is a conflict between the rules of the Plan and this Schedule, the terms of this Schedule shall apply.

3.2	Form of Awards: All Canadian Awards shall take the form of a Conditional Award.

3.3	Vesting Date and Performance Period:

(i)	The Vesting Date of a Canadian Award shall be no later than the last dealing day on or before the third anniversary of the end of the financial year during which the Award is granted.

(ii)
The Performance Period in respect of any Performance Condition applying to a Canadian Award shall commence no earlier than the beginning of the financial year during which the Award is granted and end no later than the last dealing day on or before the third anniversary of the end of the financial year during which the Award is granted.  The Committee shall determine the extent to which any Performance Condition is satisfied no later than the last dealing day on or before the third anniversary of the end of the financial year during which the Award is granted.

(iii)
If a Canadian Award is prevented from Vesting on account of any Dealing Restriction only, it shall Vest on the last dealing day on or before the third anniversary of the end of the financial year during which the Award is granted irrespective of whether a Dealing Restriction applies at that time.

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3.4	Settlement of Awards and dividend equivalents:

(i)	Canadian Awards shall be settled no later than the last dealing day on or before the third anniversary of the end of the financial year during which the Award is granted.

(ii)
Canadian Awards (including any right to receive a dividend equivalent where the Committee has exercised its discretion under rule 18.3) shall be settled with Shares which are newly issued or transferred from treasury only, provided that Canadian Awards may be settled in cash with the prior consent of the relevant Canadian Participant.

(iii)
Subject to rule 12 (Tax) and any agreement in accordance with paragraph (ii) above that Canadian Awards will be settled in cash, if a Canadian Award (including any right to receive a dividend equivalent where the Committee has exercised its discretion under rule 18.3) has not been settled on account of any Dealing Restriction only, it will be settled on the last dealing day on or before the third anniversary of the end of the financial year during which the Canadian Award is granted irrespective of whether a Dealing Restriction applies at that time.

3.5	Employee Trust: Rule 13.5 shall not apply to Canadian Awards.

3.6	Withholding of tax:

(i)
The number of Shares to which a Canadian Participant would otherwise be entitled on Vesting of a Canadian Award may not be reduced for the purposes of meeting any liability to taxation or social security contributions arising in respect of such Vesting unless the Canadian Participant’s prior consent to such reduction is obtained.

(ii)
If a Canadian Award Vests and is settled on the last dealing day on or before the third anniversary of the end of the financial year during which the Canadian Award is granted, the Canadian Participant irrevocably commits to sell on that date such number of Shares as is required in order to meet any liability to taxation or social security contributions in respect of the Canadian Award.

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